Exhibit 99.1

NEWS RELEASE

October 24, 2013

NCR Announces Strong Third Quarter Results

•	Operational results ahead of Company expectations

•	Revenue growth of 5% compared to prior-year period; 7% on a constant currency(4) basis

•	Significant software revenue growth and gross margin rate expansion

•
GAAP diluted EPS from continuing operations of $0.58, compared to $0.53 in the prior year period; non-GAAP diluted EPS from continuing operations(2) of $0.76, an increase of 19% compared to the prior-year period

•	Full-year 2013 guidance reaffirmed

DULUTH, Georgia - NCR Corporation (NYSE: NCR) reported financial results today for the three months ended September 30, 2013. Reported revenue of $1.51 billion increased 5% from the third quarter of 2012. Third-quarter revenue includes an unfavorable impact of 2% as a result of foreign currency translation.

NCR reported third quarter income from continuing operations (attributable to NCR) of $98 million, or $0.58 per diluted share, compared to income from continuing operations (attributable to NCR) of $88 million, or $0.53 per diluted share, in the third quarter of 2012. Excluding pension and special items, non-GAAP income from continuing operations(2) in the third quarter of 2013 was $185 million, or $0.76 per diluted share, compared to $153 million, or $0.64 per diluted share, in the prior-year period. An identification of those special items, and the impact of pension and those special items on income from continuing operations and diluted earnings per share, are set forth in the supplemental non-GAAP reconciliation tables and accompanying footnotes that are included following the "Note to Investors" at the end of this earnings release.

"NCR delivered solid results in the third quarter, driven by continued strong demand for our Retail and Hospitality solutions and the impact of our ongoing transformation to a greater mix of higher-margin software revenue,” said Bill Nuti, Chairman and CEO of NCR.  “Overall execution and innovation across our businesses have been consistent and our outlook for the year remains unchanged. Looking forward, we believe our leadership in consumer transaction technologies and our commitment to reinvent NCR positions us to generate profitable growth in the remainder of 2013 and beyond."

Third Quarter 2013 Operating Segment Results(2)

Financial Services

NCR's Financial Services segment generated third quarter revenue of $767 million, a decrease of 4% from the third quarter of 2012. The decrease was driven by declines in the Americas and Europe theaters, partially offset by growth in the Asia Middle East Africa (AMEA) theater. Foreign currency fluctuations had an unfavorable impact on the year-over-year revenue comparison by 2%.

Operating income for Financial Services was $93 million in the third quarter of 2013 as compared to $84 million in the third quarter of 2012. The increase in operating income was driven by a higher mix of software revenue and reduced expenses.

Retail Solutions

The Retail Solutions segment generated revenue of $494 million in the third quarter of 2013, an increase of 17% from the third quarter of 2012. The increase was driven by growth in all of our theaters due to the impact of the Retalix business, which contributed $80 million of revenue in the third quarter of 2013. Foreign currency fluctuations had an unfavorable impact on the year-over-year revenue comparison by 3%.

Operating income for Retail Solutions was $50 million in the third quarter of 2013 as compared to $28 million in the third quarter of 2012. The increase in operating income was driven by a higher mix of software revenue and the contribution of the Retalix business as noted above.

Hospitality

The Hospitality segment generated revenue of $161 million in the third quarter of 2013, an increase of 25% from the third quarter of 2012. The increase was driven by growth in the Americas and Europe theaters. Foreign currency fluctuations had an unfavorable impact on the year-over-year revenue comparison by 2%.

Operating income for Hospitality was $26 million in the third quarter of 2013 as compared to $23 million in the third quarter of 2012. The increase in operating income was driven by a favorable mix of revenues, slightly offset by investment in sales and development resources.

Emerging Industries

The Emerging Industries segment generated revenue of $86 million in the third quarter of 2013, consistent with the third quarter of 2012. The results were driven by growth in the AMEA theater offset by declines in the Europe and Americas theaters. Foreign currency fluctuations had an unfavorable impact on the year-over-year revenue comparison by 1%.

Operating income for Emerging Industries was $16 million in the third quarter of 2013 as compared to $18 million in the third quarter of 2012. The decrease in operating income was due to an unfavorable mix of revenues.

Third Quarter 2013 Business Highlights

NCR continues to achieve recognition for its commitment to innovation and continuous improvement. NCR was ranked 24th on this year's InformationWeek 500, a list of the top technology innovators in the U.S. This marks the third consecutive year NCR has been recognized. InformationWeek identifies and honors the most innovative users of information technology. NCR's high ranking is consistent with the Company's commitment to driving business innovation, the success of NCR Predictive Services, and its cross functional innovation.

Financial Services

In the Financial Services segment, NCR maintained its global leadership position through the deployment of various advanced technologies and solutions, including APTRA™ Interactive Teller, and further expansion of its presence in China and other key geographies.

APTRA™ Interactive Teller is the only ATM-based technology that lets people talk to a live remote teller and gives the teller remote control over the machine to conduct transactions. APTRA™ Interactive Teller can conduct approximately 95% of typical in-person teller transactions.

NCR saw increased adoption of APTRA™ Interactive Teller among credit unions in North America, including Tobyhana Federal Credit Union in northeastern Pennsylvania, Lake State Credit Union in Minnesota and North Peace Savings and Credit Union (NPSCU) in British Columbia. In July, NPSCU won the National Credit Union Innovation Award, Canada, for its implementation of NCR's interactive video technology. According to NPSCU, in the 12 month period following installation of the technology, nearly half of NPSCU's retail members used the solution and provided a satisfaction rating of 79.1%; in the same period, NPSCU saw net assets grow 13% and membership grow 5.7%.

During the quarter, NCR enhanced its leadership position in China. NCR secured a significant order from Industrial and Commercial Bank of China for more than 2,000 NCR SelfServ™ automated teller machines. NCR also secured a volume order from Agricultural Bank of China (ABC) for more than 1,500 NCR SelfServ™ ATMs, including NCR SelfServ™ 22 and SelfServ™ 25 models. The new ATMs will be deployed by ABC in 18 provinces across China and NCR will provide post-sales maintenance services to ABC. NCR also secured an ATM order of over 500 units from ATMU (China) Technology Co. Ltd, the largest ATM cooperation operator and service provider in China. The order includes NCR SelfServ™ ATMs with cash dispense, deposit and cash recycling functions. NCR also signed a five-year technology services agreement with China Resources Bank of Zhuhai. NCR will provide hardware maintenance services for ATMs installed at the bank to help drive higher availability and improve the bank’s customer satisfaction. China Resources Bank of Zhuhai currently owns over 200 NCR-branded ATMs and plans to add to more than 500 units within the year.  Finally, Bank of Ningbo successfully went live with NCR APTRA™ Edge, a multi-vendor software application, across its fleet of over 500 ATMs.

Also, in AMEA, NCR announced that National Australia Bank (NAB) agreed to deploy NCR Predictive Services, a unique monitoring solution designed to predict ATM hardware failures before they occur in order to maximize ATM uptime and provide a better consumer experience. NCR also designed a "virtual" first line maintenance capability for Bank of New Zealand (BNZ) to help maximize ATM uptime and customer satisfaction levels. The innovative service leverages BNZ's use of NCR Predictive Services and can help diagnose and resolve common ATM service opportunities significantly faster via a central help desk, which can reduce or eliminate the need to deploy services personnel to the customer location.

FNB, one of South Africa's largest financial institutions, agreed to install 1,250 NCR SelfServ™ 4 ATM units in order to automate routine banking transactions and improve the overall customer experience. In addition, Sparkasse KölnBonn, the second largest savings bank and one of the largest regional financial institutions in Germany, began deployment of 74 NCR SelfServ™ 26 ATMs to modernize its ATM network.

Retail Solutions

In Retail Solutions, NCR was selected to provide retail technology solutions to four major shopping malls in China: Beijing Baishang Life Mall, Chengdu Global Shopping Mall Ocean Amusement Park, Chengde Golden Dragon Royal Shopping Mall and Baoding Ginza Mall. The malls are partnering with NCR to enhance the shopping experience with faster, more personalized check-out experiences. The solution also is designed to drive increased sales opportunities for shop owners and higher customer satisfaction levels. The 240 NCR RealPOSTM point-of-sale (POS) terminals were sold through NCR’s major retail distributor in China and will be installed this year.

NCR also announced that, following Globus Russia's successful introduction of NCR's self-checkout technology in the cities of Vladimir and Korolev last year, Globus will expand its deployment of NCR self-checkout solutions to additional areas in Russia. Globus has partnered with NCR to further enhance the shopping experience through reduced queues and faster checkouts while streamlining business operations via increased capacity and cost efficiency.

Hospitality

In the Hospitality segment, Boston Market Corporation began deployment of the NCR RealPOS™ 72XRT point-of-sale solution in all of its locations. RealPOS™ 72XRT continues NCR's innovative development of high-performance POS systems, and is expected to provide more intelligent processing power to drive new applications, remote manageability and enhanced security to deliver value and create a competitive advantage for Boston Market.

Trinity Groves, a recently created mixed-use development project in West Dallas, TX, implemented NCR's Aloha POS as a Service (POSaaS) program in its restaurants. POSaaS is a subscription-based program with a predictable monthly fee. Trinity Groves selected NCR POSaaS for its low risk, flexibility and ability to combine industry leading software, hardware, data security services, maintenance and helpdesk support services in one inclusive package.

NCR also continued to secure wins with its venue management solutions. NCR announced a four-year agreement with the Atlanta Falcons of the National Football League aimed at significantly reducing wait times for fans. Official Falcons Gear, the Atlanta Falcons retail arm, is utilizing the NCR Netkey Endless Aisle solution, and NCR's POS Counterpoint software technology and mobile applications to allow fans and suite holders to order merchandise from their seat. Also, the NCR Wayfinding interactive self-service solution makes it easier for fans to find their way around the large, multi-tier stadium with a touch of the finger.

NCR entered into an agreement with Adelaide Oval SMA Ltd to deploy NCR's Venue Management solution at the recently redeveloped Adelaide Oval, which serves crowds of up to 50,000. The solution is centered on NCR Venue Manager, an advanced POS and reporting system, that was selected for its ability to streamline operations, deliver an unparalleled level of service and help deliver a world-class experience to fans.

NCR also successfully deployed its Venue Management solution at 1300SMILES Stadium in North Queensland, the home ground of the North Queensland Toyota Cowboys National Rugby League team,

where it is being used to provide the stadium management with real-time sales information from each of the 75 NCR POS terminals in its food and beverage outlets.

Emerging Industries

In Emerging Industries, NCR continued to advance its self-service technologies for the travel industry. China Eastern Airlines selected NCR to provide 40 additional self-service check-in kiosks, making NCR the largest airport check-in solution provider for the carrier. NCR will also provide multi-vendor, on-site support services for the airline's entire fleet of 130 airline check-in kiosks, including both NCR-branded kiosks and those made by another technology company.

Copa Airlines selected NCR to deploy multiple technologies aimed at delivering an exceptional experience to its passengers. Copa launched its free NCR-developed iPhone app, which allows users to search Copa's flight schedules, check their flight status, check in for flights and download mobile boarding passes.

Third Quarter 2013 Financial Highlights

Income from operations was $145 million in the third quarter of 2013, which included $5 million of pension expense, $17 million of acquisition-related amortization of intangibles, $14 million of acquisition-related costs, $3 million of acquisition-related purchase price adjustments and $1 million of legal costs related to the previously disclosed OFAC and FCPA investigations. This compares to $129 million of income from operations in the third quarter of 2012, which included $10 million of pension expense, $10 million of acquisition-related amortization of intangible assets and $4 million of acquisition-related costs. Excluding these items, non-GAAP income from operations(2) was $185 million in the third quarter of 2013 compared to $153 million in the third quarter of 2012.

Net cash provided by operating activities was $27 million during the third quarter of 2013 compared to net cash used in operating activities of $400 million in the year-ago period. Capital expenditures of $66 million in the third quarter of 2013 increased from $43 million in the third quarter of 2012. Discontinued operations resulted in $27 million of cash outflow from operations in the third quarter of 2013 as compared to $41 million of cash outflow from operations in the third quarter of 2012. Free cash flow (net cash from operations and discontinued operations, less capital expenditures for property, plant and equipment, and additions to capitalized software)(3) was a cash outflow of $66 million in the third quarter of 2013, compared to a cash outflow of $484 million in the third quarter of 2012. Both cash used in operating activities and free cash used in the third quarter of 2012 were negatively impacted by a $500 million discretionary contribution to the Company's U.S. qualified pension plan. Excluding the discretionary contribution, free cash flow was a cash outflow of $66 million in the third quarter of 2013 compared to a cash inflow of $16 million in the third quarter of 2012. The decrease in free cash flow, excluding the discretionary contribution, was primarily driven by increases in capital expenditures and changes in working capital.

NCR contributed approximately $20 million to its international, executive and U.S. qualified pension plans in the third quarter of 2013 compared to $534 million in the third quarter of 2012. The net unfunded status of the Company's global pension plans was $(461) million as of December 31, 2012.

Other expense, net was $26 million in the third quarter of 2013 compared to other expense, net, of $7 million in the prior year period, mainly due to higher interest expense in the current period.

Income tax expense was $19 million in the third quarter of 2013 compared to income tax expense of $33 million in the third quarter of 2012.

NCR ended the third quarter of 2013 with $460 million in cash and cash equivalents, consistent with the balance as of June 30, 2013. As of September 30, 2013, NCR had a total debt balance of $2.23 billion compared to a total debt balance of $2.16 billion as of June 30, 2013.

As previously announced, effective in the first quarter of 2013, NCR changed the accounting methodology for recognizing expense for its Company-sponsored U.S. and international pension benefit plans. From 2013 forward, NCR will recognize changes in fair values of plan assets and net actuarial gains and losses in the year incurred, generally in the fourth quarter of each year, which were previously deferred and amortized over time into pension expense. The results and guidance included in this release give effect to the change in accounting methodology.

2013 Outlook

NCR expects full year results to be in line with its previously released guidance, as described below.

NCR expects its full-year 2013 revenues to increase in the range of 9% to 11% on a constant currency(4) basis compared with 2012.

NCR expects its full-year 2013 Income from Operations (GAAP) to be $546 million to $566 million, non-pension operating income (NPOI)(2) to be in the range of $700 million to $720 million, GAAP diluted earnings per share to be $2.08 to $2.18 and non-GAAP diluted earnings per share(2) to be in the range of $2.70 to $2.80 per diluted share. The 2013 NPOI and non-GAAP diluted EPS guidance excludes the items set forth in the supplemental non-GAAP reconciliation tables and accompanying footnotes that follow the "Note to Investors" at the end of this earnings release. NCR expects approximately $100 million of Other Expense, net including interest expense in 2013 and that its full-year 2013 effective income tax rate will be approximately 23%.

For the fourth quarter of 2013, the Company expects non-pension operating income (NPOI)(2) to be in the range of $204 million to $224 million, compared to $181 million in the fourth quarter of 2012 and income from operations* to be in the range of $177 million to $197 million, compared to $411 million in the fourth quarter of 2012. NCR expects its fourth quarter 2013 tax rate to be approximately 30% and Other Expense, net including interest expense to be approximately $25 million.

	2013 Guidance	2012 Actual
Year-over-year revenue growth (constant currency) (4)	9% - 11%	11%
Income from Operations (GAAP) *	$546 - $566 million	$748 million
Non-pension operating income(2)	$700- $720 million	$589 million
Diluted earnings per share (GAAP)	$2.08 - $2.18	$2.90
Diluted earnings per share excluding pension expense and special items (non-GAAP)(2)	$2.70 - $2.80	$2.49

* Income from operations guidance for the fourth quarter of 2013 and full year 2013 excludes the impact of the actuarial mark to market pension adjustments that will be determined in the fourth quarter of 2013, whereas the fourth quarter of 2012 actual and 2012 actual income from operations include the actuarial mark to market pension adjustments for such periods.

2013 Third Quarter Earnings Conference Call

A conference call is scheduled for today at 4:30 p.m. (EDT) to discuss the Company's 2013 third quarter results and guidance for full-year 2013. Access to the conference call and accompanying slides, as well as a replay of the call, is available on NCR's Web site at http://investor.ncr.com/. Additionally, the live call can be accessed by dialing 888-801-6504 and entering the participant passcode 8650319.

About NCR Corporation

NCR Corporation (NYSE: NCR) is the global leader in consumer transaction technologies, turning everyday interactions with businesses into exceptional experiences. With its software, hardware, and portfolio of services, NCR enables more than 450 million transactions daily across the financial, retail, hospitality, travel, telecom and technology industries. NCR solutions run the everyday transactions that make your life easier.

NCR is headquartered in Duluth, Georgia with over 26,000 employees and does business in 180 countries. NCR is a trademark of NCR Corporation in the United States and other countries. NCR encourages investors to visit its web site which is updated regularly with financial and other important information about NCR.

Web site: www.ncr.com
Twitter: @NCRCorporation
Facebook: www.facebook.com/ncrcorp
LinkedIn: http://linkd.in/ncrgroup
YouTube: www.youtube.com/user/ncrcorporation

News Media Contact
Lou Casale
NCR Corporation
212.589.8415
lou.casale@ncr.com

Investor Contact
Tracy Krumme
NCR Corporation
212.589.8569
tracy.krumme@ncr.com

Note to Investors - This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements use words such as “seek,” “potential,” “expect,” “strive,” “continue,” “continuously,” “accelerate,” “anticipate,” “outlook,” “intend,” “plan,” “target,” “believe,” “estimate,” “forecast,” “pursue” and other similar expressions or future or conditional verbs such as “will,” “should,” “would” and “could”. They include statements about NCR's ongoing transformation to a greater mix of higher-margin software revenue, statements about its expectations for its branch transformation solutions and its performance in key emerging markets, statements as to NCR's anticipated or expected results and financial performance, including its outlook for the fourth quarter of 2013 and the 2013 fiscal year (including in the sections entitled “Third Quarter 2013 Business Highlights” and “2013 Outlook”) and its expectations for revenue and growth across its core verticals; projections of revenue, profit growth and other financial items; discussion of strategic initiatives and related actions; comments about future market or industry performance or behaviors, including how NCR's products and services may be used and the benefits they might create or provide for its customers; and beliefs, expectations, intentions, and strategies, among other things. Forward-looking statements are based on management's current beliefs, expectations and assumptions, and involve a number of known and unknown risks and uncertainties, many of which are out of NCR's control.

Forward-looking statements are not guarantees of future performance, and there are a number of factors, risks and uncertainties that could cause actual outcomes and results to differ materially from the results contemplated by such forward-looking statements. In addition to the factors discussed in this release, these other factors, risks and uncertainties include those relating to: domestic and global economic and credit conditions, including the ongoing sovereign debt conditions in Europe and the uneven global economic recovery; our indebtedness and the impact that it may have on our financial and operating activities and our ability to incur additional debt; the financial covenants in our senior secured credit facility and the indentures for our outstanding senior unsecured notes and their impact on our financial and business operations; the adequacy of our future cash flows to service our indebtedness; the variable interest rates borne by our indebtedness under our senior secured credit facility and the effects of changes in those rates; our ability to raise funds necessary to finance a required change in control purchase of our outstanding senior unsecured notes; the effect on our future borrowing costs and access to capital of a lowering or withdrawal of the ratings assigned to our debt securities; shifts in market demands, continued competitive factors and pricing pressures; shorter product cycles, rapidly changing technologies and maintaining a competitive leadership position with respect to our solution offerings; manufacturing disruptions affecting product quality or delivery times; the historical seasonality of our sales; the effect of currency translation; our ability to achieve targeted cost reductions; maintaining profitability of our professional services consulting engagements and appropriate utilization rates for our consultants; market volatility and the funded status of our pension plans; the success of our pension strategy, including "Phase III" of our pension strategy; tax rates; our ability to sell higher-margin software and services in addition to hardware; business and legal risks associated with multinational operations; availability and successful exploitation of new acquisition and alliance opportunities; expected benefits related to acquisitions and alliances not materializing; the timely development, production or acquisition and market acceptance of new and existing products and services; the ability of third party suppliers on which we rely being able to fulfill our needs; our ability to successfully develop and protect intellectual property that drives innovation; our ability to execute our business and reengineering plans; turnover of workforce and the ability to attract and retain skilled employees; compliance with requirements relating to data privacy and protection; continued efforts to establish and maintain best-in-class internal information technology and control systems; exposure to post-closing liabilities resulting from the sale of assets of our entertainment business; environmental exposures from our historical and ongoing manufacturing activities; changes in GAAP and the resulting impact, if any, on the Company's accounting policies; uncertainties with regard to regulations, lawsuits, claims and other matters across various jurisdictions; and other factors detailed from time to time in the Company's U.S. Securities and Exchange Commission reports and the Company's annual reports to stockholders. The Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Reconciliation of Diluted Earnings Per Share (EPS) from Continuing Operations (attributable to NCR) (GAAP) to Non-GAAP Measures

	Q3 2013 Actual	Q3 2012 Actual	2013 Guidance	2012 Actual
Diluted EPS from Continuing Operations (attributable to NCR) (GAAP)	$0.58	$0.53	$2.08 - $2.18	$2.90
Pension expense (benefit) **	0.02	0.04	0.08	(0.72)
Acquisition-related costs	0.06	0.02	0.20	0.10
Acquisition-related amortization of intangibles	0.09	0.04	0.27	0.15
Acquisition-related purchase price adjustments	0.01	—	0.06	—
OFAC and FCPA Investigations *	—	—	0.01	0.01
Impairment charge and related valuation allowance	—	0.01	—	0.05
Diluted EPS from Continuing Operations (attributable to NCR) (non-GAAP) (2)	$0.76	$0.64	$2.70 - $2.80	$2.49

Reconciliation of Income from Operations (GAAP) to Non-GAAP Measure (in millions)

	Q3 2013 Actual	Q3 2012 Actual	2013 Guidance	2012 Actual	Q4 2013 Guidance	Q4 2012 Actual
Income from Operations (GAAP)	$145	$129	$546 - $566	$748	$177 - $197	$411
Pension expense (benefit) **	5	10	26	(224)	5	(254)
Acquisition-related costs	14	4	46	23	2	11
Acquisition-related amortization of intangibles	17	10	65	38	17	9
Acquisition-related purchase price adjustments	3	—	15	—	3	—
OFAC and FCPA Investigations *	1	—	2	4	—	4
Non-pension Operating Income (non-GAAP) (2)	$185	$153	$700 - $720	$589	$204 - $224	$181

* Amounts shown reflect legal expenses only. Q3 2012 Actual and 2012 Actual amounts do not include approximately $0.8 million incurred during the third quarter of 2012. There can be no assurance that the Company will not be subject to fines or other remedial measures as a result of OFAC's, the SEC's or the DOJ's investigations.
** Amounts in 2013 and Q4 2013 income from operations guidance exclude the impact of the actuarial mark to market adjustments that will be determined in the fourth quarter of 2013, whereas amounts in 2012 and Q4 2012 actual income from operations include the actuarial mark to market adjustments for such periods

Free Cash Flow

	For the Periods Ended September 30
	Three Months		Nine Months
	2013	2012	2013	2012
Net cash provided by (used in) operating activities (GAAP)	$27	$(400)	$16	$(280)
Less expenditures for:
Property, plant and equipment	(36)	(22)	(80)	(53)
Capitalized software	(30)	(21)	(75)	(58)
Total capital expenditures, net	(66)	(43)	(155)	(111)
Net cash used in operating activities from discontinued operations	(27)	(41)	(51)	(85)
Free cash used (non-GAAP)(3)	(66)	(484)	(190)	(476)
Add Pension Settlements and Discretionary Pension Contributions	—	500	80	500
Adjusted free cash (used) flow (non-GAAP)(3)	$(66)	$16	$(110)	$24

Constant Currency

	2012 Actual	Q3 2013 Actual
Revenue growth % (GAAP)	8%	5%
Unfavorable foreign currency fluctuation impact	3%	2%
Constant currency revenue growth % (non-GAAP) (4)	11%	7%

(1) While NCR reports its results in accordance with Generally Accepted Accounting Principles in the United States, or GAAP, it believes that certain non-GAAP measures provide additional useful information regarding NCR's financial results. NCR's management evaluates the Company's results excluding certain items, such as pension expense and the effect of foreign currency translation, to assess the financial performance of the Company and believes this information is useful for investors because it provides a more complete understanding of NCR's underlying operational performance, as well as consistency and comparability with NCR's past reports of financial results. In addition, management uses certain of these measures to manage and determine effectiveness of its business managers and as a basis for incentive compensation. NCR management's calculation of these non-GAAP measures may differ from similarly-titled measures reported by other companies and cannot, therefore, be compared with similarly-titled measures of other companies. These non-GAAP measures should not be considered as substitutes for, or superior to, results determined in accordance with GAAP.

(2) The segment results included in this release and Schedule B hereto and the non-GAAP income from operations (i.e. non-pension operating income) and non-GAAP earnings per share discussed in this earnings release exclude the impact of pension expense and certain special items. Due to the significant change in its pension expense from year to year and the non-operational nature of pension expense and these special items, including amortization of acquisition related intangibles, NCR's management uses non-pension operating income and non-GAAP earnings per share to evaluate year-over-year operating performance. NCR may, in addition, segregate special items from its GAAP results from time to time to reflect the ongoing earnings per share performance of the Company. NCR also uses non-pension operating income and non-GAAP earnings per share to manage and determine the effectiveness of its business managers and as a basis for incentive compensation. NCR determines non-pension operating income based on its GAAP income (loss) from operations excluding pension expense and special items. These non-GAAP measures should not be considered as substitutes for, or superior to, results determined in accordance with GAAP.

(3) Free cash flow does not have a uniform definition under GAAP and, therefore, NCR's definition may differ from other companies' definitions of this measure. NCR defines free cash flow as net cash provided by/used in operating activities and cash flow provided by/used in discontinued operations less capital expenditures for property, plant and equipment, and additions to capitalized software. NCR's management uses free cash flow to assess the financial performance of the Company and believes it is useful for investors because it relates the operating cash flow of the Company to the capital that is spent to continue and improve business operations. In particular, free cash flow indicates the amount of cash generated after capital expenditures which can be used for, among other things, investment in the Company's existing businesses, strategic acquisitions, strengthening the Company's balance sheet, repurchase of Company stock and repayment of the Company's debt obligations. Free cash flow does not represent the residual cash flow available for discretionary expenditures since there may be other nondiscretionary expenditures that are not deducted from the measure. This non-GAAP measure should not be considered a substitute for, or superior to, cash flows from operating activities determined in accordance with GAAP.

(4) NCR's results with respect to year-over-year revenue growth on a constant currency basis exclude the effects of foreign currency translation. Due to the variability of foreign exchange rates from year to year, NCR's management uses revenue on a constant currency basis to evaluate year-over-year operating performance. Revenue growth on a constant currency basis is calculated by translating prior-year revenue at current year monthly average exchange rates. Similarly, NCR's guidance with respect to year-over-year revenue growth on a constant currency basis excludes the potential effects of foreign currency translation due to the variability and unpredictability of future exchange rates.

Schedule A
NCR CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in millions, except per share amounts)

	For the Periods Ended September 30
	Three Months		Nine Months
	2013	2012	2013	2012
Revenue
Products	$701	$712	$2,111	$1,988
Services	807	723	2,342	2,100
Total Revenue	1,508	1,435	4,453	4,088
Cost of products	524	534	1,577	1,511
Cost of services	569	519	1,666	1,506
Total gross margin	415	382	1,210	1,071
% of Revenue	27.5%	26.6%	27.2%	26.2%
Selling, general and administrative expenses	217	206	678	592
Research and development expenses	53	47	163	142
Income from operations	145	129	369	337
% of Revenue	9.6%	9.0%	8.3%	8.2%
Interest expense	(23)	(7)	(70)	(24)
Other (expense), net	(3)	—	(4)	(7)
Total other (expense), net	(26)	(7)	(74)	(31)
Income before income taxes and discontinued operations	119	122	295	306
% of Revenue	7.9%	8.5%	6.6%	7.5%
Income tax expense	19	33	44	68
Income from continuing operations	100	89	251	238
(Loss) income from discontinued operations, net of tax	—	(1)	(1)	3
Net Income	100	88	250	241
Net income attributable to noncontrolling interests	2	1	5	2
Net income attributable to NCR	$98	$87	$245	$239
Amounts attributable to NCR common stockholders:
Income from continuing operations	$98	$88	$246	$236
(Loss) income from discontinued operations, net of tax	—	(1)	(1)	3
Net income	$98	$87	$245	$239
Net income per share attributable to NCR common stockholders:
Net income per common share from continuing operations
Basic	$0.59	$0.55	$1.49	$1.49
Diluted	$0.58	$0.53	$1.46	$1.44
Net income per common share
Basic	$0.59	$0.55	$1.48	$1.50
Diluted	$0.58	$0.53	$1.45	$1.46
Weighted average common shares outstanding
Basic	166.2	159.6	165.1	158.9
Diluted	170.0	164.8	168.8	164.0

Schedule B
NCR CORPORATION
CONSOLIDATED REVENUE AND OPERATING INCOME SUMMARY
(Unaudited)
(in millions)

	For the Periods Ended September 30
	Three Months			Nine Months
	2013	2012	% Change	2013	2012	% Change
Revenue by segment
Financial Services	$767	$799	(4)%	$2,263	$2,280	(1)%
Retail Solutions	494	421	17%	1,498	1,177	27%
Hospitality	161	129	25%	450	372	21%
Emerging Industries	86	86	—%	242	259	(7)%
Total Revenue	$1,508	$1,435	5%	$4,453	$4,088	9%
Operating income by segment
Financial Services	$93	$84		$245	$227
% of Revenue	12.1%	10.5%		10.8%	10.0%
Retail Solutions	50	28		140	58
% of Revenue	10.1%	6.7%		9.3%	4.9%
Hospitality	26	23		74	63
% of Revenue	16.1%	17.8%		16.4%	16.9%
Emerging Industries	16	18		37	60
% of Revenue	18.6%	20.9%		15.3%	23.2%
Subtotal-segment operating income	$185	$153		$496	$408
% of Revenue	12.3%	10.7%		11.1%	10.0%
Pension Expense	5	10		21	30
Other adjustments (1)	35	14		106	41
Total income from operations	$145	$129		$369	$337

(1)
Other adjustments for the three months ended September 30, 2013 include $14 million of acquisition related costs, $17 million of acquisition-related amortization of intangible assets, $3 million of acquisition-related purchase price adjustments and $1 million of legal costs related to previously disclosed OFAC and FCPA investigations and for the three months ended September 30, 2012 include $4 million of acquisition-related costs and $10 million of acquisition-related amortization of intangible assets. Other adjustments for the nine months ended September 30, 2013 include $44 million of acquisition-related costs, $48 million of acquisition-related amortization of intangible assets, $12 million of acquisition-related purchase price adjustments and $2 million of legal costs related to the previously disclosed OFAC and FCPA investigations and for the nine months ended September 30, 2012 include $12 million of acquisition-related costs and $29 million of acquisition-related amortization of intangible assets.

Schedule C
NCR CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in millions, except per share amounts)

	September 30, 2013	June 30, 2013	December 31, 2012
Assets
Current assets
Cash and cash equivalents	$460	$460	$1,069
Accounts receivable, net	1,349	1,266	1,086
Inventories, net	842	825	797
Other current assets	591	525	454
Total current assets	3,242	3,076	3,406
Property, plant and equipment, net	338	327	308
Goodwill	1,472	1,455	1,003
Intangibles, net	474	490	304
Prepaid pension cost	424	394	368
Deferred income taxes	492	534	532
Other assets	436	428	448
Total assets	$6,878	$6,704	$6,369
Liabilities and stockholders’ equity
Current liabilities
Short-term borrowings	$15	$85	$72
Accounts payable	584	582	611
Payroll and benefits liabilities	209	176	186
Deferred service revenue and customer deposits	508	543	455
Other current liabilities	437	452	418
Total current liabilities	1,753	1,838	1,742
Long-term debt	2,212	2,079	1,891
Pension and indemnity plan liabilities	740	731	805
Postretirement and postemployment benefits liabilities	202	191	246
Income tax accruals	143	139	138
Environmental liabilities	118	137	171
Other liabilities	118	100	79
Total liabilities	5,286	5,215	5,072
Redeemable noncontrolling interests	17	16	15
Stockholders' equity
NCR stockholders' equity:
Preferred stock: par value $0.01 per share, 100.0 shares authorized, no shares issued and outstanding as of September 30, 2013, June 30, 2013, and December 31, 2012, respectively	—	—	—
Common stock: par value $0.01 per share, 500.0 shares authorized, 166.3, 165.9 and 162.8 shares issued and outstanding as of September 30, 2013, June 30, 2013 and December 31, 2012 respectively	2	2	2
Paid-in capital	434	419	358
Retained earnings	1,334	1,236	1,089
Accumulated other comprehensive loss	(233)	(222)	(197)
Total NCR stockholders' equity	1,537	1,435	1,252
Noncontrolling interests in subsidiaries	38	38	30
Total stockholders' equity	1,575	1,473	1,282
Total liabilities and stockholders' equity	$6,878	$6,704	$6,369

Schedule D
NCR CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in millions)

	For the Periods Ended September 30
	Three Months		Nine Months
	2013	2012	2013	2012
Operating activities
Net income	$100	$88	$250	$241
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Loss (income) from discontinued operations	—	1	1	(3)
Depreciation and amortization	52	42	149	123
Stock-based compensation expense	12	14	34	36
Deferred income taxes	2	4	(8)	27
Gain on sale of property, plant and equipment and other assets	(9)	(1)	(14)	(8)
Impairment of long-lived and other assets	—	—	—	7
Changes in assets and liabilities:
Receivables	(85)	(47)	(152)	(94)
Inventories	(16)	(34)	(41)	(74)
Current payables and accrued expenses	10	68	(24)	64
Deferred service revenue and customer deposits	(35)	6	21	56
Pension and indemnity plan	(20)	(533)	(152)	(587)
Other assets and liabilities	16	(8)	(48)	(68)
Net cash provided by (used in) operating activities	27	(400)	16	(280)
Investing activities
Expenditures for property, plant and equipment	(36)	(22)	(80)	(53)
Proceeds from sales of property, plant and equipment	8	—	10	8
Additions to capitalized software	(30)	(21)	(75)	(58)
Business acquisition, net	—	(33)	(696)	(58)
Other investing activities, net	(1)	(4)	5	4
Net cash used in investing activities	(59)	(80)	(836)	(157)
Financing activities
Tax withholding payments on behalf of employees	(1)	(3)	(28)	(12)
Short term borrowings, net	(7)	(2)	(1)	—
Payments on term credit facility	—	—	(35)	—
Borrowings on term credit facility	300	150	300	150
Payments on revolving credit facility	(350)	(555)	(845)	(860)
Borrowings on revolving credit facility	120	530	845	720
Borrowings from bond offering	—	600	—	600
Debt issuance costs	(9)	(11)	(12)	(11)
Proceeds from employee stock plans	7	10	52	23
Dividend distribution to minority shareholder	—	(1)	—	(1)
Net cash provided by financing activities	60	718	276	609
Cash flows from discontinued operations
Net cash used in operating activities	(27)	(41)	(51)	(85)
Net cash provided by investing activities	—	—	—	98
Net cash (used in) provided by discontinued operations	(27)	(41)	(51)	13
Effect of exchange rate changes on cash and cash equivalents	(1)	7	(14)	(2)
Increase (decrease) in cash and cash equivalents	—	204	(609)	183
Cash and cash equivalents at beginning of period	460	377	1,069	398
Cash and cash equivalents at end of period	$460	$581	$460	$581